November 3, 2000



WebLink Wireless, Inc.
3333 Lee Parkway
Suite 100
Dallas, TX 75219

Ladies and Gentlemen:

         I am the General Counsel of WebLink Wireless, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 8,470,000 shares of the Company's Class A Common Stock (the "Shares"), $.0001 par value per share.

         I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purposes of rendering this opinion, including the Company's Amended and Restated Certificate of Incorporation.

         On the basis of the foregoing and assuming the due execution and delivery of certificates representing the Shares, I am of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor, will be validly issued, fully paid and non-assessable.

         I am a member of the Bar of the State of Texas, and I express no opinion as to the laws of any jurisdiction other than the laws of the State of Texas and the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

WebLink Wireless, Inc.                   2                     November 3, 2000


         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the related Prospectus.


                                           Very truly yours,

                                           /s/ Frederick G. Anderson
                                           -------------------------
                                           Frederick G. Anderson
                                           Vice President, General Counsel and
                                           Secretary